CryoLife ®
Life Restoring Technologies®

NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Nina Devlin
Edelman
Phone: 212-704-8145

CryoLife Comments on Status of Medafor Distribution Agreement

ATLANTA, GA (March 19, 2010) -- CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, today responded to Medafor’s allegation that it has repudiated the Exclusive Distribution Agreement (“Agreement”) between the two companies.

On March 18, 2010, Medafor informed CryoLife that it is treating the Agreement as terminated.

 Medafor alleges that it had reasonable grounds, pursuant to Georgia law, to demand that CryoLife provide adequate assurances that it would perform under the Agreement and that CryoLife has repudiated the Agreement by not providing adequate assurances.  After completing its preliminary analysis, CryoLife believes that Medafor’s position that it may treat the Agreement as terminated is not valid and that Medafor’s request that CryoLife give adequate assurance of due performance under the Agreement was not reasonable or made in good faith.

This is Medafor’s fourth attempt to terminate the Agreement. CryoLife is currently evaluating all of its options related to this most recent termination attempt by Medafor.

On March 16, 2010, CryoLife placed a purchase order of approximately $500,000 of HemoStase product to be delivered to CryoLife on April 15, 2010.  On March 18, 2010 after notifying CryoLife that it was treating the EDA as terminated, Medafor notified CryoLife that it would not fulfill this order because CryoLife submitted the order 30 days prior to shipment, instead of the minimum 35 days set forth in the Agreement and the amount requested was more than CryoLife had forecasted as set forth in the Agreement.  Assuming Medafor’s effort to deem of the Agreement as being terminated is not successful, CryoLife may simply submit a new purchase order.

If Medafor is ultimately successful in terminating the Agreement or if Medafor fails to ship HemoStase as ordered by CryoLife, CryoLife’s previously issued financial guidance for fiscal 2010 may be materially affected.

CryoLife has filed a lawsuit against Medafor for, among other things, breach of contract, fraud, negligent misrepresentation, and violations of Georgia Racketeer Influenced and Corrupt Organizations Act (“Georgia RICO”), alleging that Medafor has violated the Agreement by, among other things, allowing other companies to distribute HemoStase in territories and medical fields reserved exclusively for CryoLife per the terms of the Agreement.  CryoLife’s lawsuit alleges that Medafor, contrary to its representations in the Agreement, had numerous distribution agreements regarding HemoStase with other distributors in the U.S. and internationally, allowing them to market and distribute HemoStase in the territory and field given exclusively to CryoLife.  Medafor is alleged to have knowingly and purposefully withheld from CryoLife disclosure of all but three of these agreements; to have knowingly and purposefully misrepresented that the three distributors with these agreements would not be allowed to compete with CryoLife after the effective date of the Agreement except in several explicitly identified facilities, and then only for a short period of time; and to have intentionally misrepresented to CryoLife that no such contracts existed with any other distributors, and that no such contracts would exist after CryoLife’s exclusive rights commenced.  The lawsuit also alleges that Medafor has failed to take reasonable steps to prevent other distributors from distributing HemoStase in CryoLife’s exclusive field and territory, and that Medafor breached its contractual obligation to prevent competing products from violating Medafor’s intellectual property rights in HemoStase, thereby impairing the value of CryoLife’s exclusive distributorship.

As specified in the lawsuit, CryoLife brought these transgressions to Medafor’s attention on numerous occasions and attempted to work with Medafor to secure its compliance with the terms of the parties’ Agreement, but was unable to get Medafor to follow the terms of the Agreement.  CryoLife believes that Medafor’s actions have deprived CryoLife of significant sales volume and have impaired and delayed CryoLife’s development of relationships with customers in its exclusive territory.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company's BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  BIOGLUE Aesthetic® Medical Adhesive is CE marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStase, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.

Except for the historical information contained in this press release, the statements made by CryoLife are forward-looking statements that involve risks and uncertainties. All such statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include CryoLife’s belief that termination of the Agreement and/or Medafor’s rejection of purchase orders may have a material affect on previously announced financial guidance, CryoLife’s belief that Medafor does not have a valid reason to terminate the Agreement and CryoLife’s intention to withdraw its proposal to acquire all outstanding Medafor stock.  These statements are subject to a number of risks that are outside CryoLife’s control, including the risk that Medafor will not act reasonably in this matter or that a court could disagree with CryoLife’s interpretation of the Agreement and its rights thereunder.  Also, previously announced anticipated revenue for fiscal 2010 includes revenue from the Agreement and termination of the Agreement would reduce those revenues and the related profits.  These risks and uncertainties also include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K filing for the year ended December 31, 2009.  The Company does not undertake to update its forward-looking statements.

For additional information about the company, visit CryoLife’s Web site:
 www.cryolife.com.

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